Exhibit 99.8

Exectuion Version

JOINDER TO REGISTRATION RIGHTS AGREEMENT

Dated as of September 27, 2013

THIS JOINDER (this “Joinder”) to the Registration Rights Agreement by and among Harbinger Group Inc. (the “Company”), the Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd., dated as of September 10, 2010, as amended on May 12, 2011 (as the same may hereafter be amended, modified or amended and restated (the “Registration Rights Agreement”), is made and entered into as of the date hereof by Leucadia National Corporation (the “Purchaser”).  All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Registration Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Purchaser has acquired Common Stock of the Company pursuant to that certain Stock Purchase Agreement, dated as of September 21, 2013, which permits the Purchaser, as a holder of Registrable Securities, to become a party to the Registration Rights Agreement, and the Purchaser agrees to do so in accordance with the Registration Rights Agreement and the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound.  The Purchaser hereby agrees that upon execution of this Joinder, it shall become a party to the Registration Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as a “Holder” as such term is used in the Registration Rights Agreement for all purposes thereof.

2. Single Agreement.  This Joinder shall hereafter be read and construed in conjunction and as one document with the Registration Rights Agreement and references in the Registration Rights Agreement to “the Agreement” or “this Agreement,” and references in all other instruments and documents executed thereunder or pursuant thereto to the Registration Rights Agreement, shall for all purposes refer to the Registration Rights Agreement incorporating and as supplemented by this Joinder.

3. Successors and Assigns.  Except as otherwise provided herein, and subject to the terms of the Registration Rights Agreement, this Joinder shall bind and inure to the benefit of, and be enforceable by, the Company and its successors and assigns and the Purchaser and its successors and assigns of each of them, so long as the Purchaser holds Common Shares.

4. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

5. Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

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This Joinder to the Registration Rights Agreement shall be effective as of the date first set forth above.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	Executive Vice President and General Counsel

Notice Information:

Name:	General Counsel

Phone:	212 284-2300

Fax:

e-Mail:	msharp@jefferies.com

Acknowledged and Agreed: HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Vice President, Counsel and Corporate Secretary

[Signature Page to Joinder to Registration Rights Agreement]